Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ITUS Corporation (the “Company”) of our report dated December 7, 2016, relating to our audits of the Company’s consolidated financial statements as of October 31, 2016 and 2015, and for each of the years ended October 31, 2016 and 2015, included in the Company’s Annual Report on Form 10-K, and as amended on Form 10-K/A, for the year ended October 31, 2016. Our report dated December 7, 2016, contains an explanatory paragraph that states that the Company has limited working capital and limited revenue-generating operations and a history of net losses and net operating cash flow deficits. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

                                           /s/ Haskell & White LLP

Irvine, California

October 13, 2017